Exhibit 99.1

ALLIANCE MMA 590 MADISON AVENUE NEW YORK, NY 10022 WWW.RUBENSTEINPR.COM RUBENSTEIN PUBLIC RELATIONS CONTACT: KRISTIE GALVANI 212-805-3005 KGALVANI@RUBENSTEINPR.COM

ALLIANCE MMA APPOINTS INDUSTRY VETERAN SCOTT SHEELEY TO LEAD ORGANIZATION INTO EMERGING MARKETS

Nichole Castillo Elevated to General Manager of Iron Tiger Fight Series

NEW YORK, NY – February 15, 2017 – Alliance MMA, Inc. ("Alliance MMA" or the "Company") (NASDAQ: AMMA), the largest group of regional mixed martial arts (MMA) sports promotions in the U.S., announced today that combat sports exemplar and Iron Tiger Fight Series General Manager Scott Sheeley will now serve as Director, Emerging Markets for the Company. In this new role, Sheeley will capitalize on his extensive off-shore experience and personal network to help Alliance MMA generate additional revenue streams outside of the United States.

“Scott is extremely well-respected throughout the industry, and we feel incredibly fortunate to be able to leverage his international experience while developing critical emerging markets for the Company in the MMA space,” said Paul K. Danner, Chief Executive Officer of Alliance MMA. “Superior performance in this key leadership role requires a highly unique skill set, and I fully expect that Scott will exceed our expectations in laying the groundwork for expanding our business operations into a global enterprise.”

Mr. Sheeley is a former professional fighter and kickboxing champion with more than 40 bouts and 25 years of experience in various styles of martial arts. He founded Iron Tiger Fight Series, which was acquired by Alliance MMA in December 2016, in 1995. Since inception, Iron Tiger has promoted more than 70 events and delivered more than a dozen fighters to compete at the highest level of professional MMA competition with the Ultimate Fighting Championship organization (UFC), Bellator and other premier promotions. Outside the cage, Mr. Sheeley served as the Head Coach for 15 UFC events, and was engaged in the same capacity for The Ultimate Fighter: China, a UFC-produced reality television series. During his career, Mr. Sheeley also appeared on screen in 8 major motion pictures alongside personalities such as Dolph Lundgren, Cung Le, David Carradine, Jean Claude Van Damme, Peter Weller and others.

“I felt fortunate that IT Fight Series was able to unite with Alliance, a prominent emerging force in the MMA industry, and now I am even more excited to join the organization’s corporate team in an instrumental leadership positon,” said Mr. Sheeley. “MMA is rapidly gaining fan momentum right now, not just in the states, but around the world. I am truly looking forward to playing a significant role in Alliance MMA’s global future, and expect to have a positive impact on the value of the enterprise.”

Replacing Mr. Sheeley as General Manager of IT Fight Series is Nichole Castillo, who has served as the head matchmaker of Iron Tiger Fight Series for the past two years, working closely with Sheeley, in preparation for her new role.

“Having a strategic executive in Emerging Markets like Scott with a proven track record who understands what it is to be a professional fighter, provides the insight we needed to grow as a global force,” said Rob Haydak, President of Alliance MMA. “While Scott will be missed and is not easily replaced, Nichole has been Scott’s steady second-in-command and has clearly demonstrated she is fully capable of driving Iron Tiger Fight Series to even greater success, particularly with the resources of Alliance behind her.”

About Alliance MMA, Inc.

Alliance MMA (NASDAQ:AMMA) is a mixed martial arts organization offering premier promotional opportunities for aspiring mixed martial arts (MMA) fighters who wish to advance to the sport's highest level of professional competition. Alliance MMA's mission is to identify and cultivate the next generation of fighters and champions for the Ultimate Fighting Championship (UFC) and other premier MMA promotions.

With some of the world’s leading MMA promotions under the Alliance MMA umbrella, the organization aims eventually to host in excess of 125 events per year, showcasing more than 1,000 fighters. Alliance MMA is also dedicated to generating live original sports media content, attracting an international fan base, and securing major brand sponsorship revenue for live MMA events, digital media and Alliance MMA fighters.

MMA is the world’s fastest growing sport with worldwide fans of approximately 300 million according to sports marketing research firm Repucom. MMA is a full contact sport that allows a wide range of fighting techniques, including striking and grappling from various martial arts and disciplines including Boxing, Wrestling, Brazilian Jiu Jitsu, Karate and Muay Thai. Professional MMA fights are legal and regulated by state athletic commissions in all 50 states.

Alliance MMA, Inc. was incorporated in 2015 for the purpose of acquiring businesses that engage in the promotion of mixed martial arts (MMA) events. In 2016, the company completed an initial public offering which culminated in a listing on the NASDAQ stock exchange. Alliance MMA is the only mixed martial arts promotion company that is publicly traded.

For more information visit, www.alliancemma.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, those discussed under the heading “Risk Factors” in our registration statement on Form S-1 (Registration No. 333-213166) declared effective by the Securities and Exchange Commission on September 2, 2016. Alliance MMA encourages you to review other factors that may affect its future results in Alliance MMA’s registration statement and in its other filings with the Securities and Exchange Commission.

Contacts

Alliance MMA, Inc.

James Platek, 212-739-7825, x707

Director, Investor Relations

Or

Rubenstein Public Relations

Kristie Galvani, 212-805-3005

kgalvani@rubensteinpr.com